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                                                                    Exhibit 99.3

                        FORM OF EXCHANGE AGENT AGREEMENT

August ___, 1998

The Bank of New York
Attention:   Corporate Trust Administration
101 Barclay Street
New York, New York 10286

Ladies and Gentlemen:

          Yorkshire Power Finance Limited, a private company with limited liability incorporated under the laws of the Cayman Islands ("Yorkshire Finance"), and Yorkshire Power Group Limited, a private company with limited liability incorporated under the laws of England and Wales ("Yorkshire Group"), hereby appoint The Bank of New York to act as exchange agent (either "The Bank of New York" or the "Exchange Agent") in connection with an exchange offer by Yorkshire Finance to exchange up to $___,000,000 aggregate principal amount of Yorkshire Finance's __% Exchange Senior Notes due 200_ (the "Exchange Senior Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like aggregate principal amount of Yorkshire Finance's outstanding ___% Senior Notes due 200_ (the "Original Senior Notes"
and, together with the Exchange Senior Notes, the "Senior Notes").   The terms
and conditions of the exchange offer are set forth in a Prospectus dated ________, 1998 (as the same may be amended or supplemented from time to time, the "Prospectus") and in the related Letter of Transmittal, which together constitute the "Exchange Offer." Capitalized terms used herein and not defined shall have the respective meanings ascribed thereto in the Prospectus.

          For purposes of this Agreement, unless the context requires otherwise, the term "Holder" means any person who owns an interest in the Book-Entry
Interests.   Furthermore, references to the terms "Exchange Senior Notes" and
"Original Senior Notes," unless the context requires otherwise, shall be deemed to refer to interests in the Book-Entry Interests relating to such securities.

          On the basis of the representations, warranties and agreements of Yorkshire Finance, Yorkshire Group and The Bank of New York contained herein and subject to the terms and conditions hereof, the following sets forth the agreement between Yorkshire Finance, Yorkshire Group and The Bank of New York, as Exchange Agent for the Exchange Offer:

1.  APPOINTMENT AND DUTIES AS EXCHANGE AGENT.

    a. Yorkshire Finance and Yorkshire Group hereby authorize The Bank of New York to act as Exchange Agent in connection with the Exchange Offer and The Bank of New York agrees to act as Exchange Agent in connection with the Exchange Offer. As Exchange Agent,
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The Bank of New York will perform those services as are outlined herein, including accepting tenders of Original Senior Notes, and communicating generally regarding the Exchange Offer with brokers, dealers, commercial banks, trust companies and other persons, including Holders of the Original Senior Notes.

    b. Yorkshire Finance and Yorkshire Group acknowledge and agree that The Bank of New York has been retained pursuant to this Agreement to act solely as Exchange Agent in connection with the Exchange Offer and, in such capacity, The Bank of New York shall perform such duties in good faith as are outlined herein.

    c. The Bank of New York will examine each of the Letters of Transmittal and certificates for Original Senior Notes and any other documents delivered or mailed to The Bank of New York by or for Holders of the Original Senior Notes, and any book-entry confirmations received by The Bank of New York with respect to the Original Senior Notes, to ascertain whether:

        (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with the instructions set forth therein and that such book-entry confirmations are in due and proper form and contain the information required to be set forth therein,

        (ii) the Original Senior Notes have otherwise been properly tendered and

        (iii) Holders have provided their correct Tax Identification Number or required certification.

Determination of all questions as to validity, form, eligibility and acceptance for exchange of any Original Senior Notes shall be made by Yorkshire Finance or Yorkshire Group, whose determination shall be final and binding. In each case where the Letters of Transmittal or any other documents have been improperly completed or executed or where book-entry confirmations are not in due and proper form or omit certain information, or any of the certificates for Original Senior Notes are not in proper form for transfer or some other irregularity in connection with the tender or acceptance of the Original Senior Notes exists, The Bank of New York will endeavor upon request of Yorkshire Finance or Yorkshire Group to advise the tendering Holders of the irregularity and to take any other action as Yorkshire Finance or Yorkshire Group may request to cause such irregularity to be corrected. Notwithstanding the above, The Bank of New York shall not be under any duty to give any notification of any irregularities in tenders or incur any liability for failure to give any such notification.

    d. With the approval of any director of Yorkshire Finance or Yorkshire Group or any other party designated by any such director of Yorkshire Finance or Yorkshire Group (such approval, if given orally, to be confirmed in writing), The Bank of New York is authorized to waive any irregularities in connection with any tender of Original Senior Notes pursuant to the Exchange Offer.

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    e.  Tenders of Original Senior Notes may be made only as set forth in the
Letter of Transmittal and in the section of the Prospectus captioned "The Exchange Offer" and Original Senior Notes shall be considered properly tendered only when tendered in accordance with such procedures set forth therein. Notwithstanding the provisions of this paragraph, Original Senior Notes which any director of Yorkshire Finance or Yorkshire Group or any other party designated by any such director of Yorkshire Finance or Yorkshire Group shall approve (such approval, if given orally, to be confirmed in writing) as having been properly tendered shall be considered to be properly tendered.

    f. The Bank of New York shall advise Yorkshire Finance or Yorkshire Group with respect to any Original Senior Notes received as soon as possible after 5:00 p.m., New York City time, on the Expiration Date and accept its instructions with respect to disposition of such Original Senior Notes.

    g. The Bank of New York shall deliver certificates (or effect appropriate book-entry transfer) for Original Senior Notes tendered in part to the transfer agent for split-up and shall return any untendered Original Senior Notes or Original Senior Notes which have not been accepted by Yorkshire Finance or Yorkshire Group to the Holders promptly after the expiration or termination of the Exchange Offer.

    h. Upon acceptance by Yorkshire Finance or Yorkshire Group of any Original Senior Notes duly tendered pursuant to the Exchange Offer (such acceptance, if given orally, to be confirmed in writing), Yorkshire Finance will cause Exchange Senior Notes in exchange therefor to be issued as promptly as possible and The Bank of New York will deliver such Exchange Senior Notes on behalf of Yorkshire Finance at the rate of $1,000 principal amount of Exchange Senior Notes for each $1,000 principal amount of Original Senior Notes tendered as promptly as possible after acceptance by Yorkshire Finance of the Original Senior Notes for exchange and notice (such notice, if given orally, to be confirmed in writing)
of such acceptance by Yorkshire Finance or Yorkshire Group.   Unless otherwise
instructed by Yorkshire Finance or Yorkshire Group, The Bank of New York shall issue Exchange Senior Notes only in denominations of $1,000 or any integral multiple thereof.

    i. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and the conditions set forth in the Prospectus and the Letter of Transmittal, Original Senior Notes tendered pursuant to the Exchange Offer may be withdrawn at any time on or prior to the Expiration Date in accordance with the terms of the Exchange Offer.

    j. Yorkshire Finance shall not be required to exchange any Original Senior Notes tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by Yorkshire Finance not to exchange any Original Senior Notes tendered shall be given by Yorkshire Finance or Yorkshire Group either orally (if given orally, to be confirmed in writing) or in a written notice to The Bank of New York.

    k. If, pursuant to the Exchange Offer, Yorkshire Finance or Yorkshire Group do not accept for exchange all or part of the Original Senior Notes tendered because of an invalid

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tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offer -- Conditions to the Exchange Offer" or otherwise, The Bank of New York shall, upon notice from Yorkshire Finance or Yorkshire Group (such notice, if given orally, to be confirmed in writing), promptly after the expiration or termination of the Exchange Offer return such certificates for unaccepted Original Senior Notes (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in The Bank of New York's possession, to the persons who deposited such certificates.

    l. Certificates for reissued Original Senior Notes, unaccepted Original Senior Notes or Exchange Senior Notes shall be forwarded by (a) first-class certified mail, return receipt requested under a blanket surety bond obtained by The Bank of New York protecting The Bank of New York, Yorkshire Group and Yorkshire Finance from loss or liability arising out of the non-receipt or non-delivery of such certificates or (b) by registered mail insured by The Bank of New York separately for the replacement value of each such certificate.

    m. The Bank of New York is not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, commercial bank, trust company or other nominee or to engage or use any person to solicit tenders.

    n.  As Exchange Agent, The Bank of New York:

        (i) shall have no duties or obligations other than those specifically set forth herein or as may be subsequently agreed to in writing;

        (ii) will make no representations and will have no responsibilities as to the validity, value or genuineness of any of the certificates for the Original Senior Notes deposited pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer;

        (iii) shall not be obligated to take any legal action hereunder which might in The Bank of New York's reasonable judgment involve any expense or liability, unless The Bank of New York shall have been furnished with indemnity reasonably satisfactory to it and additional fees for the taking of such action;

        (iv) may reasonably rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to The Bank of New York and reasonably believed by The Bank of New York to be genuine and to have been signed by the proper party or parties;

        (v) may reasonably act upon any tender, statement, request, comment, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which The Bank of New York believes in good faith to be genuine and to have been signed or represented by a proper person or persons acting in a fiduciary or representative capacity;

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        (vi) may rely on and shall be protected in acting upon written or oral instructions from any director of Yorkshire Finance or Yorkshire Group or any other party designated by any such director of Yorkshire Finance or Yorkshire Group;

        (vii) may consult with its own counsel with respect to any questions relating to The Bank of New York's duties and responsibilities and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by The Bank of New York hereunder in good faith and in accordance with the advice of such counsel; and

        (viii) shall not advise any person tendering Original Senior Notes pursuant to the Exchange Offer as to whether to tender or refrain from tendering all or any portion of its Original Senior Notes or as to the market value, decline or appreciation in market value of any Original Senior Notes that may or may not occur as a result of the Exchange Offer or as to the market value of the Exchange Senior Notes.

     o. The Bank of New York shall take such action as may from time to time be requested by Yorkshire Finance or Yorkshire Group to furnish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery or such other forms as may be approved from time to time by Yorkshire Finance or Yorkshire Group, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer. Yorkshire Finance or Yorkshire Group will furnish The Bank of New York with copies of such documents at its request.

    p. The Bank of New York shall advise orally and promptly thereafter confirm in writing to Yorkshire Finance or Yorkshire Group and such other person or persons as Yorkshire Finance or Yorkshire Group may request, daily (and more frequently during the week immediately preceding the Expiration Date and if otherwise reasonably requested) up to and including the Expiration Date, the aggregate principal amount of Original Senior Notes which have been tendered pursuant to the terms of the Exchange Offer and the items received by The Bank of New York pursuant to the Exchange Offer and this Agreement. In addition, The Bank of New York will also provide, and cooperate in making available to Yorkshire Finance or Yorkshire Group, or any such other person or persons upon request made from time to time, such other information in its possession as Yorkshire Finance or Yorkshire Group may reasonably request. Such cooperation shall include, without limitation, the granting by The Bank of New York to Yorkshire Finance and Yorkshire Group, and such person or persons as Yorkshire Finance or Yorkshire Group may request, access to those persons on The Bank of New York's staff who are responsible for receiving tenders, in order to ensure that, immediately prior to the Expiration Date, Yorkshire Finance and Yorkshire Group shall have received adequate information in sufficient detail to enable Yorkshire Finance and Yorkshire Group to decide whether to extend the Exchange Offer. The Bank of New York shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Original Senior Notes tendered, the aggregate principal amount of Original Senior Notes accepted and deliver said list to Yorkshire Finance and Yorkshire Group.

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    q.  Letters of Transmittal, book-entry confirmations and Notices of
Guaranteed Delivery shall be stamped by The Bank of New York as to the date and the time of receipt thereof and shall be preserved by The Bank of New York for a period of time at least equal to the period of time The Bank of New York preserves other records pertaining to the transfer of securities, or one year, whichever is longer, and thereafter shall be delivered by The Bank of New York to Yorkshire Finance. The Bank of New York shall dispose of unused Letters of Transmittal and other surplus materials by returning them to Yorkshire Finance.

    r. The Bank of New York hereby expressly waives any lien, encumbrance or right of set-off whatsoever that The Bank of New York may have with respect to any funds deposited with it for the payment of transfer taxes by reason of amounts, if any, borrowed by Yorkshire Finance or Yorkshire Group, or any of its or their subsidiaries or affiliates pursuant to any loan or credit agreement with The Bank of New York or for compensation owed to The Bank of New York hereunder or for any other matter.

2.  COMPENSATION.

          For services rendered as Exchange Agent hereunder, The Bank of New York shall be entitled to such reasonable compensation as shall be agreed to by Yorkshire Finance and Yorkshire Group.

3.  INDEMNIFICATION.

          Yorkshire Finance and Yorkshire Group hereby agree to indemnify the Exchange Agent for, and to hold it harmless against, any loss, liability or expense incurred without negligence, bad faith or willful misconduct on its part arising out of or in connection with the acceptance or administration of this Agreement and the performance of its duties hereunder, including the costs and expenses of defending itself against any claim of liability in connection with
the exercise or performance of any of its powers or duties hereunder.   This
indemnification shall survive the termination of this Agreement pursuant to
Section 10 hereof.

4.  GOVERNING LAW.
          This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that state.

5.  NOTICES.

          Any communication or notice provided for hereunder shall be in writing and shall be given (and shall be deemed to have been given upon receipt) by delivery in person, telecopy, or overnight delivery or by registered or certified mail (postage prepaid, return receipt requested) to the applicable party at the addresses indicated below:

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If to Yorkshire Finance or Yorkshire Group:  Yorkshire Power Finance Limited/
                                             Yorkshire Power Group Limited
                                             c/o American Electric Power
                                                 Service Corporation
                                             1 Riverside Plaza
                                             Columbus, Ohio  43215
                                             Attn:  Stephan T. Haynes
                                             Telephone:  (614) 223-2852
                                             Facsimile:  (614) 223-2807

If to The Bank of New York:                  The Bank of New York
                                             101 Barclay Street
                                             New York, New York 10286
                                             Attn: Corporate Trust Department
                                             Telephone:  (212) 815-4701
                                             Facsimile:  (212) 815-5915

or, as to each party, at such other address as shall be designated by such party in a written notice complying as to delivery with the terms of this Section.

6.  PARTIES IN INTEREST.

          This Agreement shall be binding upon and inure solely to the benefit of each party hereto and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Without limitation to the foregoing, the parties hereto expressly agree that no Holder of Original Senior Notes or Exchange Senior Notes shall have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.  COUNTERPARTS; SEVERABILITY.

          This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which when so executed shall be deemed an original, and all of such counterparts shall
together constitute one and the same agreement.   If any term or other provision
of this Agreement or the application thereof is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the agreements contained herein is not affected
in any manner adverse to any party.   Upon such determination that any term or
provision or the application thereof is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the agreements contained herein may be performed as originally contemplated to the fullest extent possible.

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8.  CAPTIONS.

          The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

9.  ENTIRE AGREEMENT; AMENDMENT.

          This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement may not be amended or modified nor may any provision hereof be waived except in writing signed by each party to be bound thereby.

10.  TERMINATION.

          This Agreement shall terminate upon the earliest of (a) the 90th day following the expiration, withdrawal, or termination of the Exchange Offer, (b) the close of business on the date of actual receipt of written notice by The Bank of New York from Yorkshire Finance or Yorkshire Group stating that this Agreement is terminated, (c) one year following the date of this Agreement or
(d) the time and date on which this Agreement shall be terminated by mutual consent of the parties hereto.

11.  MISCELLANEOUS.

          The Bank of New York hereby acknowledges receipt of the Prospectus and the Letter of Transmittal and the Notice of Guaranteed Delivery and further acknowledges that it has examined each of them. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal and the Notice of Guaranteed Delivery (as they may be amended or supplemented from time to time), on the other hand, shall be resolved in favor of the latter three documents, except with respect to the duties, liabilities and indemnification of The Bank of New York as Exchange Agent which shall be controlled by this Agreement.

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          Kindly indicate your willingness to act as Exchange Agent and The Bank of New York's acceptance of the foregoing provisions by signing in the space provided below for that purpose and returning to Yorkshire Finance and Yorkshire Group a copy of this Agreement so signed, whereupon this Agreement and The Bank of New York's acceptance shall constitute a binding agreement among The Bank of New York, Yorkshire Finance and Yorkshire Group.

                              Very truly yours,


                              YORKSHIRE POWER FINANCE LIMITED



                              By:___________________________
                              Name:
                              Title:


                              YORKSHIRE POWER GROUP LIMITED



                              By:___________________________
                              Name:
                              Title:



Accepted as of the date first above written:

THE BANK OF NEW YORK,
as Exchange Agent



By:___________________________
Name:
Title:

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